Filed pursuant to Rule 433

dated February 27, 2025

Relating to

Preliminary Pricing Supplement dated February 27, 2025

to Prospectus Supplement dated February 28, 2024 and

Prospectus dated November 13, 2023

Registration Statement No. 333-275512

Pricing Term Sheet for 5.050% Secured Medium-Term Notes, Series Q, due March 1, 2035

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: February 27, 2025

Original Issue Date/Settlement Date: March 3, 2025, which is the second business day following the Trade Date. Accordingly, purchasers who wish to trade the Notes prior to one business day before delivery will be required, because the Notes will not initially settle in T+1, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Principal Amount: $400,000,000

Price to Public: 99.798% of Principal Amount, plus accrued interest, if any, from March 3, 2025 if settlement occurs after that date

Interest Rate: 5.050% per annum

Interest Payment Dates: March 1 and September 1, commencing September 1, 2025

Redemption: As specified in Preliminary Pricing Supplement dated February 27, 2025. Make whole amount prior to December 1, 2034 to be determined at a discount rate equal to the Treasury Rate plus 12.5 basis points (0.125%).

Maturity Date: March 1, 2035

CUSIP: 74456QCU8

Joint Book-Running Managers:

Mizuho Securities USA LLC ($72,000,000)

MUFG Securities Americas Inc. ($72,000,000)

U.S. Bancorp Investments, Inc. ($72,000,000)

BNP Paribas Securities Corp. ($56,000,000)

CIBC World Markets Corp. ($56,000,000)

PNC Capital Markets LLC ($56,000,000)

Co-Managers:

Academy Securities, Inc. ($8,000,000)

Samuel A. Ramirez & Company, Inc. ($8,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Mizuho Securities USA LLC toll-free at (866) 271-7403, MUFG Securities Americas Inc. toll-free at (877) 649-6848, or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.